Exhibit 99.1

NEWS RELEASE

Contact: Andrea Farmer, Director of Human Resources (210) 293-7930
www.globalscape.com/company/contact.asp

GlobalSCAPE  Announces New CFO

SAN ANTONIO, TEXAS, September 22, 2008 – GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file centric software for the Internet, today announced Mendy Marsh as their new Chief Financial Officer (CFO).  Prior to being selected as CFO, Ms. Marsh was responsible for GlobalSCAPE’s financial reporting, including developing the company’s SEC filings. Ms. Marsh assumes her new responsibilities effective immediately and will also manage GlobalSCAPE’s investor relations activities.

In announcing the selection of Ms. Marsh, GlobalSCAPE CEO James Morris noted her experience within the company and industry.  “Mendy has done a superb job of working with the board and the executive team to deliver reliable financial performance and position the company for future growth.  Her demonstrated performance within GlobalSCAPE, combined with her substantial auditing experience and her strong analytical skills, make it clear to me and to the board that she will be a very strong CFO. We are very pleased to promote from within the company to fill this key position.”

Prior to joining GlobalSCAPE, Ms. Marsh was a manager with Deloitte & Touche LLP.  She is a CPA and holds undergraduate and graduate degrees in accounting, both from Texas A&M University.

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance. GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices. GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations. Headquartered in San Antonio, TX. GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.